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                           CRANE CO. AND SUBSIDIARIES
                            Exhibit 11 to FORM 10-K
               Annual Report for the Year Ended December 31, 1999

                      Computation of Net Income Per Share*
                      (In Thousands Except Per Share Data)


Basic                                       1999      1998      1997       1996      1995
-----                                     --------  --------  ---------  --------  --------
 Income from Continuing Operations        $100,898  $124,842   $103,716   $79,822   $64,486
   Income from Discontinued Operations      13,672    13,596      9,055    12,288    11,851
                                          --------  --------   --------   -------   -------
   Net Income                             $114,570  $138,438   $112,771   $92,110   $76,337
                                          ========  ========   ========   =======   =======


   Income from Continuing Operations      $   1.51  $   1.82   $   1.51   $  1.17   $   .95
   Income from Discontinued Operations         .20       .20        .13       .18       .17
                                          --------  --------   --------   -------   -------
   Net income per share                   $   1.71  $   2.02   $   1.64   $  1.35   $  1.12
                                          ========  ========   ========   =======   =======
   Weighted Average number of
     basic shares                           66,981    68,555     68,565    68,034    68,096


 Diluted
 -------

   Income from Continuing Operations      $100,898  $124,842   $103,716   $79,822   $64,486
   Income from Discontinued Operations      13,672    13,596      9,055    12,288    11,851
                                          --------  --------   --------   -------   -------
   Net Income                             $114,570  $138,438   $112,771   $92,110   $76,337
                                          ========  ========   ========   =======   =======


   Income from Continuing Operations      $   1.50  $   1.80   $   1.50   $  1.16   $   .94
   Income from Discontinued Operations         .20       .20        .13       .18       .17
                                          --------  --------   --------   -------   -------
   Net income per share                   $   1.70  $   2.00   $   1.63   $  1.34   $  1.11
                                          ========  ========   ========   =======   =======

   Weighted average number of
     Basic shares                           66,981    68,555     68,565    68,034    68,096
   Add:
   Adjustment to basic shares
     for dilutive stock options                479       813        819       566       384
                                          --------  --------   --------   -------   -------
   Total weighted average number of
     shares                                 67,460    69,368     69,384    68,600    68,480
                                          ========  ========   ========   =======   =======


 *All share and per share data have been retroactively restated to reflect the three-for-two splits of common stock effected in the form of a 50% stock dividend in 1998 and 1996.